The information in this preliminary pricing supplement is not complete and may be changed.

Preliminary Pricing Supplement       SUBJECT TO COMPLETION        March 11, 2008

                     Pricing Supplement dated March __, 2008
           to the Product Prospectus Supplement dated January 7, 2008, the Prospectus Supplement dated February 28, 2007 and
                      the Prospectus dated January 5, 2007

                [RBC LOGO]    $
                              Royal Bank of Canada
                              Principal Protected Currency Linked Notes, due
                              March 31, 2010 Linked to the Positive Performance of a Basket of Developing Nations Currencies
                              "BRIM"


     Royal Bank of Canada is offering the principal protected notes whose return is linked to the performance of the Reference Assets described below, which may be described in greater detail in the reference asset supplement attached to the product prospectus supplement as Annex A (the "reference asset supplement"). The prospectus dated January 5, 2007, the prospectus supplement dated February 28, 2007 and the product prospectus supplement dated January 7, 2008 describe terms that will apply generally to the principal protected notes, including any notes you purchase. Capitalized terms used but not defined in this pricing supplement shall have the meanings given to them in the product prospectus supplement. In the event of any conflict, this pricing supplement will control.

Issuer:                       Royal Bank of Canada ("Royal Bank").

Issue:                        Senior Global Medium-Term Notes, Series C

Underwriter:                  RBC Capital Markets Corporation

Interest rate                 We will not pay you interest during the term of
(coupon):                     the notes.

Principal Protection:         100%

Reference Assets:             The payment at maturity on the Notes are
                              linked to the value of a weighted basket (the
                              "Basket") consisting of four currencies (each a "Basket Currency," and together, the `"Basket
                              Currencies"). Such weightings will be achieved by providing a Component Weight for each Basket
                              Currency.

                              Basket Currency                          Component Weight          Initial Reference Rate
                              ---------------                          ----------------          ----------------------
                              Brazilian real/BRL                                 25%

                              Russian ruble/RUB                                  25%

                              Indian rupee/INR                                   25%

                              Malaysian ringgit/MYR                              25%

Incorporated risk             The notes are subject to the risks set forth under
factors:                      the heading "General Risks" in the product
                              prospectus supplement. In addition to those General Risks, the notes are also subject to the risks described in the product prospectus supplement on PS-9 in the section entitled "Risks
                              Specific To Notes Linked To The Performance Of A
                              Currency, A Currency Index Or A Basket Of
                              Currencies Or Currency Indices."

Initial Valuation             March 27, 2008
Date:

Issue Date:                   March 31, 2008

Maturity Date:                March 31, 2010

Term:                         The term of your notes is approximately 2 years.

Participation Rate:           [115-135]%, TBD on the Initial Valuation Date.

Payment at Maturity:          At maturity, the investor receives the principal
                              amount invested (the "Principal Amount")plus an amount equal to the greater of:
                              1.  Zero (0%); and
                              2.  The Principal Amount multiplied by the
                                  Basket Performance multiplied by the
                                  Participation Rate

Basket Performance:           The Basket Performance is equal to the weighted
                              return of the Basket Currencies. The Basket
                              Performance is calculated using the following formula:

                                     BRL(I) - BRL(F)           RUB(I) - RUB(F)           INR(I) - INR(F)           MYR(I) - MYR(F)
                              25% x (---------------) + 25% x (---------------) + 25% x (---------------) + 25% x (---------------)
                                         BRL(F)                    RUB(F)                    INR(F)                    MYR(F)

                              Where, BRL(I), RUB(I), INR(I) and MYR(I) are the Initial Rates for BRL, RUB, INR and MYR, respectively; BRL(F), RUB(F), INR(F) and MYR(F) are the Final Rates for BRL, RUB, INR and MYR, respectively.

Special features of           The notes are principal protected currency linked
the notes:                    notes offering enhanced participation in the
                              performance of the Reference Assets at maturity.
                              If the Basket Performance is zero or negative, the return on the notes will be limited to the principal amount. See the section "Certain
                              Features of the Notes" beginning on Page PS-25 in the product prospectus supplement.

U.S. tax treatment            We intend to treat the notes as subject to the
                              special rules applicable to contingent payment debt obligations for U.S. federal income tax purposes. In accordance with these rules, you will be required to accrue interest income in accordance with the comparable yield and projected payment schedule for your notes. You should call
                              RBC Capital Markets toll free at (866) 609-6009 to obtain this information. For a detailed discussion of the tax consequences of owning and disposing of your notes, please see the discussion under "Supplemental Discussion of Federal Income Taxes" in the accompanying product supplement, "Certain
                              Income Tax Consequences" in the accompanying prospectus supplement, and "Tax Consequences" in the accompanying prospectus. You should consult your tax advisor about your own tax situation.

Minimum                       $1,000 (except for certain non-U.S. investors for
Investment:                   whom the minimum investment will be higher)

Denomination:                 $1,000 (except for certain non-U.S. investors for
                              whom the denomination will be higher)

Final Valuation Date:         March 29, 2010, subject to extension for market
                              and other disruptions.

Determination of              The Reference Rate for each Basket Currency will
Final Reference               be determined by reference to the exchange rates
Rates:                        for spot settlement for the Basket Currencies, as
                              defined in the reference asset supplement to the product prospectus supplement in the section
                              "Currency Exchange Rates" on page R-28. In certain circumstances, the Final Reference Rate for the Reference Assets will be based on an alternate calculation for each Currency as described under "Unavailability of the Reference Price on a Valuation Date -- Reference Asset Consisting of
                              Individual Foreign Currencies" in the product prospectus supplement.

Clearance and                 DTC global (including through its indirect
Settlement:                   participants Euroclear and Clearstream, Luxembourg
                              as described under "Description of Debt Securities
                              -- Ownership and Book-Entry Issuance" in the accompanying prospectus).

Currency:                     U.S. dollars.

Listing: The notes will not be listed on any securities exchange or quotation system.

CUSIP:                        78008E4N4

Calculation agent:            The Bank of New York.

Terms Incorporated            All of the terms appearing above the item
In the Master Note:           captioned "Listing" on the cover page of this
                              pricing supplement and the terms appearing under the caption "Additional Terms of the Principal
                              Protected Notes" in the product prospectus supplement with respect to principal protected notes dated January 7, 2008.

Your investment in the notes involves certain risks. See "Additional Risk Factors Specific to Your Notes" beginning on page PS-1 of the product supplement to read about investment risks relating to the principal protected notes.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these notes or passed upon the accuracy of this pricing supplement or the accompanying prospectus, prospectus supplement and product prospectus supplement. Any representation to the contrary is a criminal offense.

                                                                                             Per note           Total
                                                                                             --------           -----
Price to public.......................................................................     100%             $
Underwriting discounts and commission.................................................     %                $
Proceeds to Royal Bank................................................................     %                $

The price to purchasers who maintain accounts with participating dealers in which asset-based fees are charged is __% and the concession paid to such dealers is __%. The price at which you purchase the notes includes hedging costs and profits that Royal Bank or its affiliates expect to incur or realize. These costs and profits will reduce the secondary market price, if any secondary market develops, for the notes. As a result, you may experience an immediate and substantial decline in the value of your notes on the issue date.

If the notes priced today, RBC Capital Markets Corporation, which we refer to as RBCCM, acting as agent for Royal Bank of Canada, would receive a commission of approximately $25.00 per $1,000 principal amount note and would use a portion of that commission to allow selling concessions to other dealers of up to $25.00 per $1,000 principal amount note. The other dealers may forgo, in their sole discretion, some or all of their selling concessions. If the notes priced today, the price of the notes would also include a profit of $11.30 per $1,000 principal amount note earned by Royal Bank of Canada in hedging its exposure under the notes. In no event will the total of the commission received by RBCCM, which includes concessions to be allowed to other dealers, and the hedging profits of Royal Bank of Canada exceed $50.00 per $1,000 principal amount note.

We may use this pricing supplement in the initial sale of principal protected notes. In addition, RBC Capital Markets Corporation or another of our affiliates may use this pricing supplement in a market-making transaction in principal protected notes after its initial sale. Unless we or our agent informs the purchaser otherwise in the confirmation of sale, this pricing supplement is being used in a market-making transaction.

The notes will not constitute deposits insured under the Canada Deposit Insurance Corporation or by the U.S. Federal Deposit Insurance Corporation or any other Canadian or U.S. governmental agency or instrumentality.


                         ADDITIONAL TERMS OF YOUR NOTES

You should read this pricing supplement together with the accompanying product prospectus supplement and reference asset supplement, dated January 7, 2008, the accompanying prospectus, dated January 5, 2007 and the accompanying prospectus supplement, dated February 28, 2007. The information in the accompanying product supplement, prospectus and prospectus supplement is supplemented by, and to the extent inconsistent therewith replaced and superseded by, the information in this pricing supplement. You should carefully consider, among other things, the matters set forth under "Additional Risk Factors" in the product prospectus supplement and the matters set forth under "Risk Factors" in the prospectus supplement dated February 28, 2007 as the principal protected notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the principal protected notes.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

o    Prospectus dated January 5, 2007:
     http://www.sec.gov/Archives/edgar/data/1000275/000090956707000025/
     o34295e424b3.htm

o    Prospectus Supplement dated February 28, 2007:
     http://www.sec.gov/Archives/edgar/data/1000275/000090956707000285/
     o35030e424b3.htm

o    Product Prospectus Supplement dated January 7, 2008:
     http://www.sec.gov/Archives/edgar/data/1000275/000121465908000021/
     f1383424b3.txt


Our SEC file number is 333-139359. As used in this pricing supplement, the "Company," "we," "us," or "our" refers to Royal Bank of Canada.


                              Hypothetical Returns

                 Sample Calculations of the Payment at Maturity

The examples set forth below are included for illustration purposes only. The reference rates of the Basket Currencies used to illustrate the calculation of Basket Performance are neither estimates nor forecasts of the references rates of the Basket Currencies on the initial valuation date or the final valuation date on which the calculation of the Basket Performance, and in turn the payment at maturity, will depend. All examples assume that a holder has purchased Notes with an aggregate principal amount of $10,000, with a participation rate of 120% and that no extraordinary event has occurred.


Example 1--    Calculation of the payment at maturity where the Basket
               Performance is greater than or equal to 0%.
               Basket Performance:        45% (the Basket Currencies have
                                          appreciated versus the US dollar)
               Payment at Maturity        $10,000 + ($10,000 x 45% x 120%)
                                          = $10,000 + $5,400 = $15,400
               On a $10,000 investment, a 45% Basket Performance results in a payment at maturity of $15,400, a 54% return on the Notes.


Example 2--    Calculation of the payment at maturity where the Basket
               Performance is less than 0%.
               Basket Performance:        -25% (the Basket Currencies have
                                          depreciated versus the US dollar)
               Payment at Maturity        $10,000 + ($10,000 x -25%) = $10,000 +
                                          $0 = $10,000; the Payment at Maturity
                                          cannot be less than zero; therefore,
                                          the Payment at Maturity will be
                                          limited to the Principal Amount.
               On a $10,000 investment, a -25% Basket Performance results in a payment at maturity of $10,000, a 0% return on the Notes.

                             Historical Information


The graphs below set forth the historical performance of each Reference Asset. In addition, below each graph is a table setting forth the intra-day high, intra-day low and period-end closing rates of the Reference Assets. The information provided in this table is for the second, third and fourth quarters of 2004, the four quarters of 2005, 2006 and 2007, as well as for the period from January 1, 2008 through March 10, 2008.

We obtained the information regarding the historical performance of the Reference Assets in the charts below from Bloomberg Financial Markets and Factset Research Systems Inc.

We make no representation or warranty as to the accuracy or completeness of the information obtained from Bloomberg Financial Markets and Factset Research Systems Inc. The historical performance of the Reference Assets should not be taken as an indication of future performance, and no assurance can be given as to the market rate of the Reference Assets on the final valuation date. We cannot give you assurance that the performance of the Reference Assets will result in any return in addition to your initial investment.

                           Value in USD of one (1) BRL
                                (Mar-98 - Mar 08)
                                 [CHART OMITTED]



                                                                                              Period-End
                                              High Intra-Day         Low Intra-Day         Closing Rate of
 Period-Start          Period-End              Rate of the            Rate of the           the Reference
    Date                  Date               Reference Asset        Reference Asset              Asset
    ----                  ----               ---------------        ---------------              -----
   4/1/2004             6/30/2004               3.242                   2.8655                   3.085
   7/1/2004             9/30/2004               3.0919                  2.8465                   2.8608
  10/1/2004            12/31/2004               2.8958                  2.6492                   2.656

   1/1/2005             3/31/2005               2.7854                  2.5525                   2.679
   4/1/2005             6/30/2005               2.68                    2.3323                   2.3325
   7/1/2005             9/30/2005               2.5117                  2.2085                   2.2275
  10/1/2005            12/30/2005               2.4                     2.154                    2.3355

   1/1/2006             3/31/2006               2.354                   2.098                    2.164
   4/1/2006             6/30/2006               2.4035                  2.051                    2.165
   7/1/2006             9/29/2006               2.2359                  2.1219                   2.169
  10/1/2006            12/29/2006               2.2035                  2.1268                   2.1355

   1/1/2007             3/31/2007               2.1607                  2.0317                   2.059
   4/1/2007             6/30/2007               2.061                   1.8957                   1.9291
   7/1/2007             9/30/2007               2.1385                  1.8292                   1.833
  10/1/2007            12/31/2007               1.8705                  1.727                    1.779

   1/1/2008             3/10/2008               1.8408                  1.659                    1.7062


              PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

                          Value in USD of one (1) RUB
                                (Mar-98 - Mar-08)
                                [CHART OMITTED]



                                                                                                 Period-End
                                               High Intra-Day         Low Intra-Day            Closing Rate of
    Period-Start         Period-End             Rate of the            Rate of the              the Reference
       Date                 Date              Reference Asset        Reference Asset               Asset
       ----                 ----              ---------------        ---------------               -----
     4/1/2004             6/30/2004               29.095                  28.495                  29.0697
     7/1/2004             9/30/2004               29.2895                 28.985                  29.2229
    10/1/2004            12/31/2004               29.23                   27.72                   27.72

     1/1/2005             3/31/2005               28.315                  27.4395                 27.8621
     4/1/2005             6/30/2005               28.695                  27.686                  28.63
     7/1/2005             9/30/2005               28.85                   28.1325                 28.4977
    10/1/2005            12/30/2005               29.005                  28.405                  28.7414

     1/1/2006             3/31/2006               28.742                  27.6376                 27.7049
     4/1/2006             6/30/2006               27.7816                 26.6887                 26.8455
     7/1/2006             9/29/2006               27.09                   26.6359                 26.7958
    10/1/2006            12/29/2006               27.0065                 26.1482                 26.3255

     1/1/2007             3/31/2007               26.6225                 25.9405                 25.988
     4/1/2007             6/30/2007               26.0827                 25.6611                 25.7428
     7/1/2007             9/30/2007               25.9198                 24.8417                 24.8595
    10/1/2007            12/31/2007               25.0828                 24.208                  24.6345

     1/1/2008             3/10/2008               24.9325                 23.7726                 23.8646


              PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

                           Value in USD of one (1)INR
                                (Mar-98 - Mar-08)
                                 [CHART OMITTED]



                                                                                              Period-End
                                               High Intra-Day        Low Intra-Day         Closing Rate of
   Period-Start          Period-End             Rate of the           Rate of the           the Reference
      Date                 Date               Reference Asset       Reference Asset             Asset
      ----                 ----               ---------------       ---------------             -----
    4/1/2004             6/30/2004               46.285                  43.28                 46.06
    7/1/2004             9/30/2004               46.515                  45.625                45.95
   10/1/2004            12/31/2004               45.9475                 43.44                 43.46

    1/1/2005             3/31/2005               44.085                  43.305                43.745
    4/1/2005             6/30/2005               43.845                  43.2625               43.485
    7/1/2005             9/30/2005               44.15                   43.13                 44.015
   10/1/2005            12/30/2005               46.39                   4.0575                45.05

    1/1/2006             3/31/2006               45.135                  44.02                 44.6225
    4/1/2006             6/30/2006               46.56                   44.55                 46.04
    7/1/2006             9/29/2006               47.05                   45.77                 45.925
   10/1/2006            12/29/2006               45.9715                 44.13                 44.26

    1/1/2007             3/31/2007               44.695                  43.025                43.4725
    4/1/2007             6/30/2007               43.29                   40.285                40.7
    7/1/2007             9/30/2007               41.715                  39.62                 39.77
   10/1/2007            12/31/2007               46.285                  43.28                 46.06

    1/1/2008             3/10/2008               40.7125                 39.22                 40.5075


              PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

                           Value in USD of one (1) MYR
                                (Mar-98 - Mar-08)
                                 [CHART OMITTED]



                                                                                               Period-End
                                               High Intra-Day         Low Intra-Day          Closing Rate of
   Period-Start         Period-End              Rate of the            Rate of the            the Reference
       Date                 Date              Reference Asset        Reference Asset              Asset
       ----                 ----              ---------------        ---------------              -----
     4/1/2004             6/30/2004               3.8025                 3.795                     3.8
     7/1/2004             9/30/2004               3.8049                 3.795                     3.8
    10/1/2004            12/31/2004               3.803                  3.795                     3.8

     1/1/2005             3/31/2005               3.805                  3.7902                    3.8
     4/1/2005             6/30/2005               3.8025                 3.7975                    3.8
     7/1/2005             9/30/2005               3.8                    3.7405                    3.769
    10/1/2005            12/30/2005               3.7812                 3.7605                    3.7795

     1/1/2006             3/31/2006               3.7797                 3.6823                    3.6831
     4/1/2006             6/30/2006               3.6975                 3.5735                    3.6745
     7/1/2006             9/29/2006               3.6965                 3.6305                    3.688
    10/1/2006            12/29/2006               3.698                  3.5217                    3.528

     1/1/2007             3/31/2007               3.53                   3.448                     3.4575
     4/1/2007             6/30/2007               3.4913                 3.38                      3.4525
     7/1/2007             9/30/2007               3.5265                 3.3985                    3.4075
    10/1/2007            12/31/2007               3.4255                 3.3025                    3.3067

     1/1/2008             3/10/2008               3.314                  3.161                     3.2


              PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

                       Specific Investment Considerations

The notes are intended to be held to maturity. Your principal is only protected (to the extent specified on the front cover of this pricing supplement) if you hold the notes until maturity. If you sell your notes in the secondary market prior to maturity, you will not receive principal protection on the portion of your notes sold and may incur a substantial loss. There may be little or no secondary market for the notes. In addition, the price at which you purchase the notes includes hedging costs and profits that Royal Bank or its affiliates expect to incur or realize. These costs and profits will reduce the secondary market price, if any secondary market develops, for the notes. As a result, you may experience an immediate and substantial decline in the value of your notes on the issue date.

You may not realize a gain on the note. If the Basket Performance is zero or negative on the final valuation date, the payment at maturity with respect to each note will be limited to the principal amount. This will be true, even where the Basket Performance was positive as of some date or dates prior to the final valuation date, because the payment at maturity will be calculated solely on the basis of the Basket Performance (or otherwise determined by the calculation agent, in the case of a market disruption event) as of the final valuation date. The notes are intended to be held to maturity.

The notes are unsecured. The notes are solely the unsecured obligations of Royal Bank. An investment in the notes does not constitute a deposit and neither the notes nor your investment in the notes are insured by the Canada Deposit Insurance Corporation, the Federal Deposit Insurance Corporation or any other private or governmental agency. The business and affairs of Royal Bank may affect the market value of your Notes.

The values of the Basket Currencies and the U.S. Dollar are affected by many complex factors. The Basket Currency exchange rates are a result of the supply of and demand for each currency, and changes in foreign exchange rates may result from the interactions of many factors including economic, financial, social and political conditions in the United States, Brazil, Russia, India and Malaysia. These conditions include, for example, the overall growth and performance of the economies of the United States and the Basket Currencies; the trade and current account balances between the U.S. on the one hand and the Basket Currencies on the other; the financing and capital account balances between the U.S. on the one hand and the Basket Currencies on the other; market interventions by the Federal Reserve Board or the respective governmental and banking authorities responsible for setting foreign exchange policies in Brazil, Russia, India and Malaysia; inflation, interest rate levels, the performance of stock markets, and the stability of the governments and banking systems in the United States, Brazil, Russia, India and Malaysia; wars that any of the United States, Brazil, Russia, India and Malaysia are directly or indirectly involved in or wars that occur anywhere in the world; major natural disasters in the United States, Brazil, Russia, India and Malaysia; and other foreseeable and unforeseeable events.

Certain relevant information relating to Brazil, Russia, India and Malaysia may not be as well known or as rapidly or thoroughly reported in the United States as comparable United States developments. Prospective purchasers of the notes should be aware of the possible lack of availability of important information that can affect the value of the Basket Currencies relative to the U.S. Dollar and must be prepared to make special efforts to obtain that information on a timely basis.

The liquidity, market value and maturity payment amount of the notes could be affected by the actions of the governments of the Basket Currencies. Exchange rates of the currencies of most economically developed nations and of many other nations, including Brazil, Russia and India, are "floating," meaning they are permitted to fluctuate in value relative to the U.S. Dollar. The Malaysian ringgit operates in a "managed float," where the central bank of Malaysia monitors the exchange rate for the Malaysian ringgit against a basket of currencies, the components of which are not disclosed. However, governments of many nations, from time to time, do not allow their currencies to float freely in response to economic forces. Governments, including the governments of Brazil, Russia, India and Malaysia use a variety of techniques, such as intervention by their central banks or imposition of regulatory controls or taxes, to affect the exchange rates of their respective currencies. Governments may also issue a new currency to replace an existing currency or alter its exchange rate or relative exchange characteristics by devaluing or revaluing the currency. Thus, a special risk in purchasing the notes is that their liquidity, trading value and amounts payable could be affected by the actions of the governments of Brazil, Russia, India and Malaysia that could change or interfere with currency valuations that are currently determined primarily by the markets, by fluctuations in response to other market forces, and the movement of currencies across borders. There will be no adjustment or change in the terms of the notes if exchange rates become fixed, if there is any devaluation or revaluation or imposition of exchange or other regulatory controls or taxes, if there is an issuance of a replacement currency, or if other developments affect any or all of the Basket Currencies, the U.S. Dollar, or any other currency.

Potential conflicts of interest. We and our affiliates expect to engage in trading activities related to the Reference Assets that may present a conflict between the holders' interest in the notes and the interests we and our affiliates will have in their proprietary accounts, in facilitating transactions, including options and other derivatives transactions, for their customers and in accounts under their management. These trading activities could influence the rates of the Reference Assets and, therefore, the market value of the notes.

Insurance companies, employee benefit plans and non-U.S. holders. Any insurance company or fiduciary of a pension plan or other employee benefit plan or any non-U.S. holder of the notes should consult with its own advisors to determine whether an investment in the notes is suitable for you. Non-U.S. holders are subject to particular risks that are not described in the product supplement.


                        Supplemental Plan of Distribution

     We expect that delivery of the Notes will be made against payment for the Notes on or about March 31, 2008 which is the second business day following the Initial Valuation Date (this settlement cycle being referred to as "T+2"). See "Supplemental Plan of Distribution" in the prospectus supplement dated February 28, 2007.

     No dealer, salesman or other person has been authorized to give any information or to make any representation not contained in this pricing supplement, the accompanying prospectus, prospectus supplement or product prospectus supplement and, if given or made, such information or representation must not be relied upon as having been authorized by Royal Bank of Canada or the Underwriter. This pricing supplement, the accompanying prospectus, prospectus supplement and product prospectus supplement do not constitute an offer to sell or a solicitation of an offer to buy any securities other than the securities described in this pricing supplement nor do they constitute an offer to sell or a solicitation of an offer to buy the securities in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction. The delivery of this pricing supplement, the accompanying prospectus, prospectus supplement and product prospectus supplement at any time does not imply that the information they contain is correct as of any time subsequent to their respective dates.


                                        $


                                   [RBC LOGO]
                              Royal Bank of Canada

                    Senior Global Medium-Term Notes, Series C

          Principal Protected Currency Linked Notes, due March 31, 2010

                                  March _, 2008